Exhibit 2.1



                                                                  Execution Copy

                         LLC INTEREST PURCHASE AGREEMENT

                              CELESTICA CORPORATION

                                     - and -

                                 CELESTICA INC.

                                     - and -

                             C&D TECHNOLOGIES, INC.

                          -----------------------------

                               September 23, 2004


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                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION

1.1   Definitions..............................................................1
1.2   Currency.................................................................9
1.3   Sections and Headings....................................................9
1.4   Number, Gender and Persons..............................................10
1.5   Accounting Principles...................................................10
1.6   Knowledge...............................................................10
1.7   Entire Agreement........................................................10
1.8   Time of Essence.........................................................10
1.9   Applicable Law..........................................................10
1.10  Severability............................................................11
1.11  Successors and Assigns..................................................11
1.12  Calculation of Time.....................................................11
1.13  Amendment and Waivers...................................................11
1.14  Schedules...............................................................11

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1   Purchase and Sale of Purchased Interests................................12
2.2   Purchase Price..........................................................12
2.3   Allocation of Purchase Price............................................13
2.4   Withholding Taxes.......................................................13

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1   Representations and Warranties of the Vendor............................13
3.2   Survival of Representations and Warranties of the Vendor................27

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1   Representations and Warranties..........................................28
4.2   Survival of Representations and Warranties of the Purchaser.............29

                                    ARTICLE 5
                                    COVENANTS

5.1   Access to the Company...................................................30
5.2   Delivery of Books and Records...........................................30
5.3   Conduct Prior to Closing................................................30
5.4   Delivery of Documents...................................................31


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5.5   Employee Plans..........................................................32
5.6   Use of Name.............................................................32
5.7   Tax Matters.............................................................32
5.8   Product Warranty Claims.................................................34
5.9   Shanghai Employees......................................................34
5.10  Leave Employees.........................................................35
5.11  Insurance...............................................................35
5.12  Survival of Covenants...................................................35

                                    ARTICLE 6
                              CONDITIONS OF CLOSING

6.1   Conditions of Closing in Favor of the Purchaser.........................35
6.2   Conditions of Closing in Favor of the Vendor............................38

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

7.1   Place of Closing........................................................39
7.2   Transfer................................................................39
7.3   Further Assurances......................................................40

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1   Indemnification by the Vendor...........................................40
8.2   Tax Indemnification.....................................................41
8.3   Indemnification by the Purchaser........................................42
8.4   Notice of Claim.........................................................43
8.5   Direct Claims...........................................................43
8.6   Third Party Claims......................................................44
8.7   Settlement of Third Party Claims........................................44
8.8   Co-operation............................................................44
8.9   Monetary Limit on Indemnification.......................................44
8.10  Exclusivity.............................................................46

                                    ARTICLE 9
                                     GENERAL

9.1   Confidentiality of Information..........................................46
9.2   Notices.................................................................46
9.3   Commissions, etc........................................................47
9.4   Consultation and Public Announcements...................................47
9.5   Disclosure..............................................................47
9.6   Celestica Parent Guarantee..............................................48
9.7   Counterparts............................................................52


                                      -ii-
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                         LLC INTEREST PURCHASE AGREEMENT

            THIS AGREEMENT made the 23rd day of September, 2004,

B E T W E E N:

            CELESTICA CORPORATION,
            a corporation existing under the laws of the State of Delaware,

            (hereinafter referred to as the "Vendor"),

                                     - and -

            CELESTICA INC.,
            a corporation existing under the laws of the Province of Ontario,

            (hereinafter referred to as "Celestica Parent"),

                                     - and -

            C&D TECHNOLOGIES, INC.,
            a corporation existing under the laws of the State of Delaware,

            (hereinafter referred to as the "Purchaser").

            THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1         Definitions.

            For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "Accounts Receivable" means, on any date, all accounts receivable of the Vendor or the Company, as the case may be, relating to the Business as at such date;

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      "Affiliate", with respect to a party, means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, such party. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise;

      "Apportioned Obligations" has the meaning set out in Section 5.7(j);

      "arm's length" has the meaning attributed to that term in the Income Tax Act (Canada) and the related jurisprudence;

      "Asian Assets" means the assets to be sold by the Vendor, Celestica Corporation and Celestica (Thailand) Limited to Dynamo Acquisition Corp. pursuant to the Asian Purchase Agreement;

      "Asian Purchase Agreement" means the asset purchase agreement dated the date hereof between the Vendor, Celestica International Inc., Celestica (Thailand) Limited and Dynamo Acquisition Corp.;

      "Assumed Liabilities" has the meaning set out in the U.S. Drop-Down Agreement;

      "Audited Closing Date Statement" has the meaning set out in the Purchase Price Adjustment Agreement;

      "Benefit Plans" has the meaning set out in Section 3.1(bb)(i);

      "Business" means the business collectively carried on by the Power Vendors through their respective power operations on the date hereof, consisting of the engineering, development, design, promotion, marketing, distribution and sale of Power Products to original equipment manufacturers and other customers, including, without limitation, the "build-to-print" business, consisting of the facilitation and management, on behalf of the Power Vendors' customers, of the manufacture (including applicable testing) by third party contract manufacturers, of such customers' Power Products in accordance with such customers' specifications and without any design contribution from the Power Vendors, or any of them, but for certainty excluding the manufacture or repair of Power Products under such "build-to-print" arrangement, it being understood and agreed by the parties that none of the Power Vendors conducts the Business in its entirety and each only conducts a part of the Business such that collectively they conduct the Business;

      "Business Day" means any day, other than a Saturday or a Sunday, on which banks are open for business in New York, New York;

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                                      -3-


      "Canadian Drop-Down" has the meaning set out in the Canadian Purchase Agreement;

      "Canadian Drop-Down Agreement" has the meaning set out in the Canadian Purchase Agreement;

      "Canadian Purchase Agreement" means the share purchase agreement dated the date hereof between C&D Power Systems (Canada) ULC, Celestica International Inc., the Purchaser and Celestica Parent;

      "Celestica Group" means the Vendor and, as of the Effective Time, all past or present Affiliates of the Vendor and all other entities that have or are presently joining with Vendor in the filing of a combined, consolidated, unitary or other joint Tax Return with Vendor;

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 (et seq.);

      "Claim" has the meaning set out in Section 8.4;

      "Closing" means the closing of the purchase and sale of the Purchased Interests contemplated hereby;

      "Closing Date" means September 30, 2004 or such other date as may be mutually agreed upon by the Vendor and the Purchaser;

      "Closing Date Transactions" means, collectively, the transactions contemplated by this Agreement, the Canadian Purchase Agreement, the Shanghai Purchase Agreement and the Asian Purchase Agreement;

      "COBRA" means section 4980B of the Code and Part 6 of Title I of ERISA, initially enacted as part of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

      "Code" means the Internal Revenue Code of 1986, as amended;

      "Company" means Dynamo Power System (USA) LLC, a limited liability company formed under the laws of Delaware;

      "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral, but not including any Licence;

      "Direct Claim" has the meaning set out in Section 8.4;

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                                      -4-


      "Drop-Downs" means, collectively, the completion of the transfers or contributions of assets and assumptions of liabilities pursuant to the U.S. Drop-Down Agreement and the Canadian Drop-Down Agreement;

      "Effective Time" means the time that is immediately after the Effective Time under the U.S. Drop-Down Agreement;

      "Employees" has the meaning set out in Section 3.1(aa);

      "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, privilege or any Contract to create any of the foregoing;

      "Environmental Law" means any statute, regulation, rule, order, directive or other requirement of a Governmental Entity in each case having the force of law, as in effect on the Closing Date to the extent that such statute, regulation, rule, order, directive or other requirement relates to the protection of the environment or occupational health and safety matters, including, without limitation, legislation governing the labelling, use, storage, treatment and disposal of Hazardous Substances;

      "Environmental Order" means an applicable order or decision rendered by any Governmental Entity under or pursuant to any Environmental Law;

      "Environmental Permit" means any License required under Environmental Law in connection with the operation of the portion of the Business conducted by the Vendor;

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law;

      "ETA" means the Excise Tax Act (Canada), as amended from time to time;

      "Excluded Liabilities" means liabilities and obligations of the Vendor other than liabilities and obligations of the Vendor to be assumed by the Company pursuant to the U.S. Drop-Down Agreement;

      "Final Determination" means (i) any final, non-appealable judgment of a court of competent jurisdiction, or (ii) any closing or similar agreement entered into with a Governmental Entity;

      "Financial Information" means the pro forma financial information for the Business for each of the months in the period commencing January 1, 2004 and ending August 20, 2004 delivered to the Purchaser by the Vendor, in each case consisting of statements of revenue and profitability adjusted to give effect to the PIP, and statements of invested capital, copies of which are attached as Schedule 1.1(a) hereto;

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                                      -5-


      "Governmental Entity" means any federal, state, provincial, local, municipal, foreign or other government, and any body lawfully exercising any administrative, judicial, legislative or regulatory authority or power;

      "GST" means all taxes payable under Part IX of the ETA or under any provincial legislation similar to Part IX of the ETA;

      "Hazardous Substance" means PCBs, asbestos, urea formaldehyde foam insulation, lead or any substance or material that is prohibited, controlled or regulated as hazardous, toxic, a pollutant or a contaminant under Environmental Law;

      "Indemnified Party" has the meaning set out in Section 8.4;

      "Indemnifying Party" has the meaning set out in Section 8.4;

      "Intellectual Property" has the meaning set out in Section 3.1(n)(i);

      "Laws" means any applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions and judicial, arbitral, administrative, ministerial or departmental judgements, awards or other requirements of any Governmental Entity, in each case which have the force of law;

      "Leased Real Property" has the meaning set out in Section 3.1(l);

      "Lease" has the meaning set out in Section 3.1(l);

      "Leave Employees" means all employees of the Vendor who, on the day immediately preceding the Closing Date, are on a leave, including, without limitation, parental or pregnancy leave or leave related to receipt of short term or long term disability benefits or workers' compensation benefits. The employment of the Leave Employees has not been transferred to and assumed by the Company pursuant to the U.S. Drop Down Agreement as a result of such employees being on leave;

      "Leave Expiry Date" has the meaning set out in Section 5.10;

      "Licenses" has the meaning set out in Section 3.1(r);

      "Licensed Intellectual Property" has the meaning set out in Section 3.1(n)(i);

      "Losses", in respect of any matter, means all losses, damages, liabilities, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter (but excluding any lost profits or other consequential or indirect losses);

      "Material Adverse Effect" has the meaning set out in Section 3.1(f);

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                                      -6-


      "Material Contract" means any Contract to which the Company will, immediately following the U.S. Drop-Down, be a party, or by which it will, immediately following the U.S. Drop-Down, be bound or of which it will, immediately following the U.S. Drop-Down, have the benefit, and which:

            (i) in the most recently completed fiscal year of the Vendor involved expenditures by the Vendor, or which the Vendor currently expects will involve expenditures by the Company in the current fiscal year of the Company, in each case in excess of $100,000; or

            (ii) in the most recently completed fiscal year of the Vendor involved revenues to the Vendor, or which the Vendor currently expects will involve revenues to the Company in the current fiscal year of the Company, in each case in excess of $500,000;

      "Other Purchase Agreements" means, collectively, the Canadian Purchase Agreement, the Shanghai Purchase Agreement, the Asian Purchase Agreement and the Suzhou Purchase Agreement;

      "Owned Intellectual Property" has the meaning set out in Section
      3.1(n)(i);

      "Owned Patent" has the meaning set out in Section 3.1(n)(iii);

      "Pension Documents" means all Plans and amendments thereto;

      "Permitted Encumbrances" means:

            (b) liens for taxes, assessments and governmental levies, fees or charges due and being contested in good faith and diligently by appropriate proceedings;

            (c) servitudes, easements, covenants, conditions, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use or occupancy of the property subject thereto by the Company;

            (d) liens for taxes either not due and payable or due but for which notice of assessment has not been given;

            (e) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Entity which have not at the time been filed or registered against the title to the asset or served upon the Company or the Vendor pursuant to law or which relate to obligations not due or delinquent;

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            (f)   assignments of insurance provided to landlords (or their
                  mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

            (g) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

            (h) statutory exceptions to title which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business;

            (i) mechanics' liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of the Business for amounts that are not due or that are being contested in good faith which would not, individually or in the aggregate, materially impair the use or occupancy of the real property in the operation of the Business;

            (j) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over the real property and are not violated by the current use or occupancy of the real property in the operation of the Business; and

            (k)   the security interests listed on Schedule 3.1(k);

      "Person" means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension fund, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal personal representatives and administrators of an individual;

      "PIP" means the profit improvement plan to be implemented by the Business and involving, among other things, a reduction in employees of the Business;

      "Plan Terms" means the terms and conditions of all Plan texts and amendments thereto;

      "Power Products" means power supply, regulation and conversion products excluding products (or components of products) whose principal function or use is not power supply, regulation or conversion but which contain or incorporate power circuitry, or power supply, regulation or conversion components, including without limitation, printers and communications circuit boards and servers;

      "Plans" means a plan or plans established, organized and administered to provide pensions for Employees and their beneficiaries and, where applicable, includes:

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                                      -8-


            (i) the assets and funds maintained to provide benefits under or related to Plans; and

            (ii)  Plan Terms;

      "Post-Closing Tax Period" has the meaning set out in Section 5.7(j);

      "Power Vendors" means, collectively, the Vendor, Celestica International Inc. and Celestica Electronics (Shanghai) Co. Ltd.;

      "Pre-Closing Tax Period" has the meaning set out in Section 5.7(j);

      "Purchase Price" has the meaning set out in Section 2.2;

      "Purchase Price Adjustment Agreement" means the agreement dated the date hereof between the Power Vendors, Celestica (Thailand) Limited, Celestica Suzhou Technology Ltd., Celestica Parent, the Purchaser, C&D Power Systems (Canada) ULC, Datel Electronic Technology (Shanghai) Co., Ltd. and Dynamo Acquisition Corp. relating to, among other things, the adjustment of the Purchase Price;

      "Purchased Entities" means, collectively, the Company and Dynamo Power Systems (Canada) ULC;

      "Purchased Interests" means all of the limited liability company interests of the Company;

      "Release" has the meaning given to that term in CERCLA;

      "Shanghai Assets" means the assets that are to be sold to Datel Electronic Technology (Shanghai) Co., Ltd. by Celestica Electronics (Shanghai) Co. Ltd. pursuant to the Shanghai Purchase Agreement;

      "Shanghai Purchase Agreement" means the asset purchase agreement dated the date hereof between Celestica Electronics (Shanghai) Co. Ltd., Celestica Parent, Datel Electronic Technology (Shanghai) Co., Ltd. and the Purchaser;

      "Suzhou Assets" means the assets to be sold by Celestica Suzhou Technology Ltd. to Dynamo Acquisition Corp. pursuant to the Suzhou Purchase Agreement;

      "Suzhou Purchase Agreement" means the inventory purchase agreement dated the date hereof between Celestica Suzhou Technology Ltd., Celestica Parent, Dynamo Acquisition Corp. and the Purchaser;

      "Subsidiary" means, with respect to any Person, any corporation, company or other similar business entity of which more than fifty per cent (50%) of the outstanding shares or other equity interests (in the case of Persons other than corporations) having ordinary

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                                      -9-


      voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company or similar business entity (irrespective of whether at the time shares of any other class or classes of the shares of such corporation, company or similar business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person;

      "Tax Returns" means all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes under all applicable Laws;

      "Taxes" means all federal, provincial, state, local and foreign taxes, governmental premiums and fees, levies and duties, including, but not limited to income tax, profits tax, corporation tax, sales and use tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, value added tax on goods sold or services rendered, franchise taxes, escheats taxes, sales tax, harmonized sales tax, surtax, withholding tax, employer health tax, payroll tax, education, social security and employment insurance charges, health insurance and government pension plan premiums or contributions and any interest, fines, additions to tax and penalties thereon whether disputed or not;

      "Third Party Claim" has the meaning set out in Section 8.4;

      "Time of Closing" means the time at which the Closing occurs, which is proposed to be 10:00 a.m. (Toronto time) on the Closing Date;

      "Transferred Employees" has the meaning set out in Section 5.10;

      "U.S. Drop-Down" means the contribution of assets and assumption of liabilities pursuant to the U.S. Drop-Down Agreement; and

      "U.S. Drop-Down Agreement" means the agreement to be entered into between the Vendor and the Company, substantially in the form attached as Schedule 1.1(b).

1.2         Currency.

            Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in the lawful currency of the United States of America.

1.3         Sections and Headings.

            The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section, subsection, clause or a Schedule refers to the specified section, subsection or clause of or Schedule to this Agreement.

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1.4         Number, Gender and Persons.

            In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5         Accounting Principles.

            Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

1.6         Knowledge.

            For the purposes of this Agreement, the knowledge of the Vendor or the Company, with respect to any matter, shall mean the actual knowledge of Chris Stratas, John Meldrum and Deepak Ramachandran, and the knowledge that such individuals reasonably ought to have, with respect to such matter, after making all reasonable inquiries in respect thereof.

1.7         Entire Agreement.

            This Agreement, together with the Purchase Price Adjustment Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.8         Time of Essence.

            Time shall be of the essence of this Agreement.

1.9         Applicable Law.

            This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York without regard to conflicts of law principles, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the federal District Court for the Southern District of New York and, if such court does not accept jurisdiction, of the courts of the State of New York sitting in the Borough of Manhattan in The City of New York, and all courts competent to hear appeals therefrom.

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1.10        Severability.

            If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.11        Successors and Assigns.

            This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder, without the prior written consent of the other parties, provided that the Purchaser shall have the right to assign its rights hereunder to any of its Affiliates. No such assignment shall, however, relieve the Purchaser of any of its obligations hereunder. The Vendor may, with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), at any time prior to the Time of Closing, sell, assign or otherwise transfer the Purchased Interests and assign its rights and obligations under this Agreement to any Affiliate of the Vendor, provided that notwithstanding any such assignment and assumption the Vendor shall remain liable for all its obligations hereunder (other than the obligation to sell the Purchased Interests to the Purchaser). Each of the parties acknowledges that there are no third party beneficiaries of this Agreement.

1.12        Calculation of Time.

            Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. When the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.13        Amendment and Waivers.

            No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.14        Schedules.

            The following Schedules are attached to and form part of this
Agreement:

            Schedule 1.1(a)         Financial Information
            Schedule 1.1(b)         U.S. Drop-Down Agreement
            Schedule 2.3            Purchase Price Allocation
            Schedule 3.1(k)(i)      Permitted Encumbrances
            Schedule 3.1(k)(ii)     Excluded Assets

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            Schedule 3.1(l)         Leased Real Property
            Schedule 3.1(n)(i)      Intellectual Property
            Schedule 3.1(n)(iii)    Notice of Claims
            Schedule 3.1(n)(v)      Rights in Intellectual Property
            Schedule 3.1(n)(vi)     Exceptions
            Schedule 3.1(q)         Agreements and Commitments
            Schedule 3.1(r)         Licences
            Schedule 3.1(s)         Consents and Approvals
            Schedule 3.1(u)         Changes
            Schedule 3.1(v)         Leased Property
            Schedule 3.1(w)         Fixed Assets
            Schedule 3.1(z)         Accounts Receivable
            Schedule 3.1(aa)        Employees
            Schedule 3.1(bb)        Benefit Plans
            Schedule 3.1(cc)        Non-Arm's Length Contracts
            Schedule 3.1(dd)        Bank Accounts
            Schedule 3.1(gg)        Environmental
            Schedule 3.1(hh)        Product Compliance and Warranty Claims
            Schedule 3.1(jj)        Litigation
            Schedule 3.1(ll)        Taxes
            Schedule 3.1(mm)        Customers and Suppliers
            Schedule 5.3(d)         Contractual Consents
            Schedule 6.1(j)         Form of Agreement to Manufacture
            Schedule 6.1(h)(i)      Form of Corporate Non-Competition and
                                    Non-Solicitation Agreement
            Schedule 6.1(h)(ii)     Form of Individual Non-Competition and
                                    Non-Solicitation Agreement
            Schedule 6.1(k)         Form of Transition Services Agreement
            Schedule 6.1(l)(i)      Form of U.S. Employee Services Agreement
            Schedule 6.1(l)(ii)     Form of Canadian Employee Services Agreement
            Schedule 6.1(m)         Form of Shanghai Occupancy Agreement

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1         Purchase and Sale of Purchased Interests.

            Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer the Purchased Interests to the Purchaser, and the Purchaser covenants and agrees to purchase the Purchased Interests from the Vendor, effective at the Effective Time.

2.2         Purchase Price.

            The purchase price payable by the Purchaser to the Vendor in respect of the Purchased Interests (the "Purchase Price") shall be $23,459,496, as such amount may be adjusted pursuant to the Purchase Price Adjustment Agreement. At the Time of Closing, the Purchaser shall pay $23,459,496 on account of the Purchase Price to the Vendor (or as the Vendor may direct) by wire transfer of immediately available funds in accordance with instructions delivered by the Vendor to the Purchaser not less than two Business Days prior to the Closing Date, or in such manner as the Vendor may in writing direct not less than two Business Days prior to the Closing Date.

2.3         Allocation of Purchase Price.

            The Purchase Price (together with such other amounts as may be required for Tax purposes) shall be allocated as set forth in Schedule 2.3.

2.4         Withholding Taxes.

            The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold under the Code, or any provision of state, local, or foreign Tax law after giving effect to any applicable income tax treaty. The Purchaser shall use reasonable efforts to notify Vendor of any such withholding tax obligation at least two Business Days prior to the Closing Date; provided, however, that the Purchaser shall be entitled to make such withholding in any event. Purchaser shall remit any amount so withheld to the relevant Governmental Entity no later than the earlier of (i) the applicable due date and (ii) 10 Business Days after the date of payment to the Purchaser in respect of which the withholding was made. The Purchaser shall timely furnish to the Vendor the original or a certified copy of a receipt evidencing the remittance. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereto as having been paid to the Vendor.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1         Representations and Warranties of the Vendor.

            The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Interests, regardless of any independent investigation made by the Purchaser:

      (a) Existence and Capacity. The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

      (b) Authorization. This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

      (c) No Other Agreements to Purchase. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Interests or any of the assets to be contributed to the Company pursuant to the U.S. Drop-Down Agreement other than sales of products in the ordinary course of business;

      (d) Ownership of Purchased Interests. The Vendor is the beneficial owner of record of the Purchased Interests, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Interests is subject to any voting trust, proxy, shareholder agreement, or voting agreement (other than the limited liability company agreement of the Company);

      (e) No Violation. The execution and delivery of this Agreement by the Vendor and Celestica Parent and the consummation by the Vendor of the transaction of purchase and sale of the Purchased Interests herein provided for do not result in the violation by the Vendor or Celestica Parent of, or constitute a default under or conflict with:

            (i) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or Celestica Parent;

            (ii) any judgement, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor or Celestica Parent; or

            (iii) any law, statute, ordinance, regulation or rule applicable to the Vendor or Celestica Parent;

      (f) Organization of the Company. The Company is validly existing under the laws of Delaware and has the limited liability company power to own or lease its property and to carry on the portion of the Business conducted by the Vendor as now being conducted by the Vendor. The Company is duly registered, qualified, licensed or domesticated to do business in each jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such qualification necessary, except to the extent that failure to be so registered or qualified would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company (a "Material Adverse Effect");

      (g) Authorized and Issued Interests. The Vendor owns all of the outstanding interests in the Company and on the Closing Date, the Purchased Interests shall constitute all of the issued and outstanding ownership interests in the Company;

      (h) No Options. No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of interests in the Company;

      (i) Subsidiaries. The Company does not own or have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any Person, and the Company does not have any agreements to acquire any other business operations;

      (j) No Violation by the Company. The execution and delivery of this Agreement by the Vendor and the consummation by the Vendor of the transaction of purchase and sale of the Purchased Interests herein provided for do not result in the violation of, or constitute a default under or conflict with or cause the acceleration of any obligations of the Company under:

            (i)   any Material Contract;

            (ii) any provision of the limited liability agreement of the Company or consents of the members or managers of the Company;

            (iii) any judgment, decree, order or award of any court,
                  governmental body or arbitrator having jurisdiction over the Company; or

            (iv) any law, statute, ordinance, regulation or rule applicable to the Company,

            except, in the case of section (i), where such violation, default, conflict or acceleration would not reasonably be expected to have a Material Adverse Effect;

      (k)   Title to Personal and Other Property and Sufficiency of Assets.

            (i) All of the property and assets owned by the Company immediately after the U.S. Drop-Down and immediately prior to the Closing will be owned beneficially by the Company with a good and marketable title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances; and

            (ii) the property and assets that will, immediately after the Drop-Downs, be owned by the Purchased Entities or of which the Purchased Entities will, immediately after the Drop-Downs and on the Closing, have the use in connection with the operation of the Business, together with the Shanghai Assets, the Suzhou Assets, the Asian Assets and the assets identified in Schedule 3.1(k)(ii), constitute all of the property and assets necessary to operate the Business in substantially the same manner as it is operated by the Power Vendors on the date of this Agreement, and includes all property and assets that were used either exclusively or primarily in the operation of the Business prior to the Closing;

      (l) Leased Real Property. Schedule 3.1(l) sets forth the address of all real property leased by the Vendor in its conduct of the Business (the "Leased Real Property"). All buildings, structures, improvements and appurtenances situated on the Leased Real Property are adequate and suitable for the purposes for which they are currently being used by the Vendor. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or encroaches on any property owned by others, except where such violation or encroachment would not reasonably be expected to have a Material Adverse Effect. To the Vendor's knowledge, no portion of or interest in any such buildings, structures, improvements or appurtenances (or any equipment therein) is subject to any building or use restrictions (public or otherwise) that would prevent the continuation of their present use and operation by the Company in the conduct of the Business. The Vendor is not a party to any lease or agreement in the nature of a lease in respect of any real property from which it conducts the Business, whether as lessor or lessee, other than the sub-lease (the "Sublease") described in
            Schedule 3.1(l) relating to the Leased Real Property, which will be assigned to the Company. As of the date hereof:

            (i) the Sublease is in full force and effect, and neither the Vendor nor the Company nor, to the Vendor's knowledge, the sublessor thereunder (the "Sublessor") has defaulted under or committed a breach of any of the terms of the Sublease, except where such default or breach would not reasonably be expected to have a Material Adverse Effect, nor, to the Vendor's knowledge, has an event of any other kind occurred which would permit the Sublessor to terminate the Sublease;

            (ii) except as set forth in the recitals hereto, the Sublease has not been modified or assigned;

            (iii) the rent reserved under the Sublease and all other amounts due are duly paid up to the date hereof to the extent determined and owing;

            (iv) no rent or other amounts payable under the Sublease have been prepaid other than pursuant to the terms of the Sublease; and

            (v) the Vendor, at the time of assignment of the Sublease to the Company, will have good right, full power and absolute authority to assign the Sublease in the manner provided herein, subject to the Sublessor's consent to such assignment and the consent of the lessor from whom the Sublessor leases the Leased Real Property, which shall have been duly obtained;

      (m) Owned Real Property. The Company is not the beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property;

      (n)   Intellectual Property.

            (i) Attached hereto as Part 1 of Schedule 3.1(n)(i) is a complete and accurate list of all registered or pending trade-marks, trade-mark applications, trade names, business names, patents, patent applications, registered copyrights, service marks, brand names, domain names, url's and registered industrial designs owned by the Vendor and used by it in the conduct of the Business all of which will be transferred to the Company pursuant to the U.S. Drop-Down Agreement (collectively, the "Owned Intellectual Property"), including registration numbers and dates in respect of any registrations or applications for registration thereof. Attached as Part 2 of Schedule 3.1(n)(i) is a complete list of all trade-marks, patents, copyrights and software licensed to the Vendor, its Affiliates or the Company for use in carrying on the Business (collectively, the "Licensed Intellectual Property" and, together with the Owned Intellectual Property, the "Intellectual Property");

            (ii) to the knowledge of the Vendor, there has been no infringement or violation of the Company's or the Vendor's right in and to the Owned Intellectual Property;

            (iii) except as set out in Schedule 3.1(n)(iii), neither the Company nor the Vendor has received written notice of any claim within the 48 months immediately preceding the date hereof that the use of the Owned Intellectual Property infringes or breaches any industrial or intellectual property rights of any other Person;

            (iv) there are no interferences or other contested inter parties proceedings either pending or, to the knowledge of the Company and the Vendor, threatened, in any domestic or foreign patent office in which the Vendor or the Company has filed an application for registration of any patent included in Owned Intellectual Property (an "Owned Patent"), or before any court or administrative tribunal, relating to any pending application with respect to any of the Owned Intellectual Property. Each Owned Patent has been maintained and renewed by the Vendor or the Company in all material respects in accordance with all applicable provisions of law and administrative regulations in all jurisdictions in which such Owned Patent is registered;

            (v) except as set forth in Schedule 3.1(n)(v) and except in relation to the Licensed Intellectual Property, neither the Company nor the Vendor has any obligation to compensate any Person for the use of any of the Intellectual Property, nor has the Company or the Vendor granted to any Person any licence, option or other rights to use any of the Intellectual Property in any manner, whether requiring the payment of royalties or not;

            (vi) except as set out in Schedule 3.1(n)(vi), immediately after the U.S. Drop-Down the Company will own or have a valid right to use the Intellectual Property; and

            (vii) the Intellectual Property, together with the "Intellectual
                  Property" as defined in the Canadian Purchase Agreement, consists of all of the Intellectual Property necessary for the Purchased Entities to conduct the Business in all material respects as presently conducted by the Vendor and Celestica International Inc.

      (o) Insurance. The Company has all of its property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. The Company is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion, except where such default would not, either individually or collectively with other such defaults, reasonably be expected to have a Material Adverse Effect;

      (p) No Expropriation. No property or asset of the Company has been taken or expropriated by any federal, provincial, state, municipal or other authority nor has any notice or proceeding in respect thereof been given or commenced;

      (q) Material Contracts. Part 1 of Schedule 3.1(q) is a true and complete list of all Material Contracts. Except as set out in Part 2 of
            Schedule 3.1(q), all such Material Contracts are in good standing and in full force and effect, and the Company is not in breach, and there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a breach by the Company of any covenants, conditions or obligations contained therein, except where such breach would not be reasonably expected to have a Material Adverse Effect. The Company is not a party to or bound by any Contract, the terms of which prevent the Company from conducting the portion of the Business conducted by the Vendor as it is currently conducted by the Vendor;

      (r) Compliance with Laws; Licenses. Each of the Vendor and the Company has complied in all material respects with the Laws that are applicable to it and, in the case of the Vendor, to the conduct or operation of the Business and to the ownership or use by it of any of its properties owned or used by it in its conduct of the Business. Schedule 3.1(r) sets out a complete and accurate list of all material governmental and regulatory licenses, permits, approvals, consents, certificates, registrations and authorizations (the "Licenses") held by or granted to the Vendor in the conduct the Business. Such Licenses collectively constitute all of the Licenses that will be necessary to permit the Company to lawfully conduct the portion of the Business conducted by the Vendor in the manner in which the Vendor conducts such portion of the Business, and to permit the Company to own and use the properties to be transferred to it under the U.S. Drop-Down Agreement in the manner in which the Vendor currently owns and uses such properties in its conduct of the portion of the Business conducted by it. All such Licenses are in good standing and the Company is not in default or breach of any Licence in any material respect;

      (s) Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Vendor of the transaction of purchase and sale of the Purchased Interests contemplated by this Agreement except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in
            Schedule 3.1(s) or which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser in respect of which no representation or warranty is provided herein. There is no requirement under any Material Contract listed in Schedule 3.1(q) to give any notice to, or to obtain the consent or approval of, any party to such Material Contract relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in
            Schedule 3.1(s);

      (t)   Financial Information.

            (i) The Financial Information has been prepared in accordance with internal accounting principles historically used in the Business, which are in accordance with generally accepted accounting principles, using the financial information contained in, and the format of, the internal management financial reports used by the current management of the Business in the conduct of the Business. The Financial Information accurately sets forth the results of the operations of the Business throughout the periods covered thereby, subject to adjustment for the PIP; and

            (ii) except for the Assumed Liabilities, the Company does not have, and will not have on the Closing Date any other liabilities; and

            (iii) prior to the Effective Time under the U.S. Drop-Down Agreement the Company will not have had any liabilities or obligations and will not have owned or held any property or assets or any interests therein of any nature or kind whatsoever, and will not have carried on any business;

      (u) Absence of Changes. Except as disclosed in Schedule 3.1(u), during the period after August 20, 2004 to the date of this Agreement, no material adverse change has occurred in any of the assets, business, financial condition or results of operation of the Business;

      (v) Leases of Personal Property. Schedule 3.1(v) sets forth a true and complete list in all material respects of the leases, licenses and agreements relating to personal property and fixtures leased by or licensed to the Vendor in the conduct by the Vendor of the Business which leases or licenses will be assigned or sublicensed to the Company;

      (w) Fixed Assets. Schedule 3.1(w) lists, in all material respects, all of the tangible assets, machinery, equipment, vehicles, furniture, office equipment, computer hardware and software that will be owned by the Company immediately after the U.S. Drop-Down and wherever situate;

      (x) Condition of Assets. All the property and assets listed in Schedules 3.1(v) and 3.1(w) are in operating condition, having regard to the use and age thereof, except only for reasonable wear and tear;

      (y) Inventories. Except as disclosed in Schedule 3.1(u), the raw materials, work-in-process and finished goods inventories owned by the Vendor and used by it in the conduct by it of the portion of the Business carried on by it which are to be contributed to the Company pursuant to the U.S. Drop-Down Agreement are of a quality and quantity that is useable or saleable in the ordinary course of the Business, are fit for the purposes for which they are intended (except to the extent, if any, written down to net realizable value on the Financial Information and are carried on the books of the Vendor (and will be reflected on the Audited Closing Date Statement for the transaction of purchase and sale contemplated hereunder) at the lower of cost and net realizable value. Such inventories are labelled and stored in compliance in all material respects with applicable federal, provincial and local laws, ordinances, and governmental rules and regulations;

      (z) Accounts Receivable and Prepaid Expenses. Schedule 3.1(z) sets forth a detailed list of the Accounts Receivable as at September 15, 2004, which list was true and correct as of such date. The Accounts Receivable set out in Schedule 3.1(z) are bona fide, good and legally enforceable. Except as set out in Schedule 3.1(z), the Vendor does not have any prepaid expenses relating to its conduct of the Business as at September 15, 2004. All accounts receivable of the Vendor relating to the portion of the Business conducted by the Vendor immediately prior to the Effective Time will be contributed to the Company pursuant to the U.S. Drop-Down Agreement;

      (aa)  Employment Matters.

            (i) Schedule 3.1(aa) contains a complete and accurate list of all employees of the Vendor whose employment will be transferred to and assumed by the Company pursuant to the U.S. Drop-Down Agreement (the "Employees"), their respective positions, current salaries, bonuses, sales incentives and other remunerations with the Vendor, and all stock options, dates of last salary increases, and dates of hire with the Vendor. For greater certainty, none of the Leave Employees will be included among the Employees;

            (ii) except as disclosed in Schedule 3.1(aa) and except for written offer letters which do not (i) specify a fixed or minimum period of employment, or (ii) contain any provisions regarding notice of dismissal or payment in lieu thereof, the Company is not currently a party to any written agreements with any Employees; and

            (iii) except as disclosed in Schedule 3.1(aa), there are no outstanding, pending, or, to the Vendor's knowledge, threatened, actions, claims, complaints, demands, orders, prosecutions or suits against the Company or the Vendor or any of their respective directors or officers in respect of the employment of the Employees in the conduct by the Vendor of the portion of the Business conducted by it, pursuant to or under any applicable rules, regulations, orders or laws relating to employment;

      (bb)  Pension and Benefit Matters.

            (i) Set forth on Schedule 3.1(bb)(i) is a complete list of (i) all "employee benefit plans" as defined in Section 3(3) of ERISA, sponsored by the Company or the Vendor or to which the Company is required to contribute, covering any present or former officers or employees of the Company, and (ii) all other fringe benefit plans and any other employee benefit arrangements or payroll practices (whether or not employee benefit plans), deferred compensation, bonus plans and employment agreements (whether written or oral) to which the Company or the Vendor is a party in respect of any present or former officers or employees of the Company, or with respect to which the Company is required to make payments, transfers or contributions or have any liability (collectively hereinafter referred to as the "Benefit Plans");

            (ii) the Vendor has made available to the Purchaser true and complete copies, as applicable, of (i) the plan documents and all amendments thereto and summary plan descriptions and subsequent summaries of material modifications, and (ii) all related trust or custodial agreements, administrative and similar agreements, and insurance contracts or other funding agreements which relate to such Benefit Plans;

            (iii) neither the Company nor the Vendor in the operation of the
                  Business nor any other organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which the Company is a member ("Controlled Group Member"), contribute to or has contributed to or sponsors or maintains or has sponsored or maintained any "employee pension benefit plan" as defined in
                  Section 3(2) of ERISA which is subject to Title IV of ERISA or any multiemployer plan as defined in Section 3(37) of ERISA;

            (iv) there has been no material violation by the Company or the Vendor in the operation of the Business of the continuation coverage requirements of group health plans as set forth in COBRA with respect to any Benefit Plan to which such continuation coverage requirements apply. There has been no material violation by the Company or the Vendor in the operation of the Business of the health insurance obligations (sometimes referred to as "HIPAA") imposed by Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Benefit Plan which is a "group health plan" (as defined in Section 5000(b)(1) of the Code and Section 706 of ERISA) to which such insurance obligations apply (including the requirement that certificates of creditable coverage be provided to certain employees and their dependents);

            (v) except as set forth on Schedule 3.1(bb), other than such continuation of benefit coverage under group health plans as is required by COBRA, the cost of which is fully paid by the former employee or his or her dependent, neither the Company nor any Controlled Group Member maintains retiree life or retiree health plans;

            (vi) except as set forth in Schedule 3.1(bb), neither the Company nor any Controlled Group Member is bound by any collective bargaining agreement or any other agreement or legally binding arrangement to maintain, with respect to any employee of the Company, any Benefit Plan described in Section 3.1(bb)(i); and

            (vii) all capitalized terms herein used in this Section 3.1(bb) and that are otherwise not defined herein, shall have the same definitions as set forth in Section 3 of ERISA;

      (cc)  Contracts with Non-Arm's Length Persons. Except as set forth in
            Schedule 3.1(cc), there are no existing contracts or arrangements to which the Company will, immediately following the U.S. Drop-Down, be a party or by which the Company will be bound in which the Vendor, any director or officer of the

            Company or any other Person not dealing at arm's length with the Vendor, the Company or any director or officer of the Company, has an interest, whether directly or indirectly, including, without limitation, arrangements for the payment of management or consulting fees of any kind whatsoever;

      (dd) Bank Accounts, etc. Schedule 3.1(dd) sets forth the name of each bank or other depository at which the Company will, immediately after the U.S. Drop-Down, maintain any bank account, trust account or safety deposit box and the names of all Persons authorized to draw thereon or who have authorized access thereto;

      (ee) Absence of Guarantees. The Company has not given or agreed to give, or will, immediately following the U.S. Drop-Down, be a party to or bound by, any guarantee of indebtedness, indemnity, bond or suretyship or other obligations of another Person or Persons or any other commitment by which the Company is or will be, or is or will be contingently, responsible for such indebtedness or other obligations except as specifically provided for or referred to in this Agreement or in any schedule hereto;

      (ff) Corporate Records. The minute books of the Company contain, and will contain at the Closing Date, accurate and complete minutes of all meetings and resolutions of its members and managers held since the date of its incorporation. All resolutions of the Company were duly passed and all meetings of the Company were duly held, and the Company's register of members and interests is, and will at the Closing Date be, complete and accurate and shall reflect all transactions contemplated by this Agreement;

      (gg)  Environmental Matters.

            (i) The Company has never conducted the Business at any location other than at the Leased Real Property. Except as disclosed in
                  Schedule 3.1(gg) and except as would not reasonably be expected to have a Material Adverse Effect, the portion of the Business conducted by the Vendor has been and is being carried on by the Vendor, and the processes and undertakings of the Vendor relating to such portion of the Business have been and are being conducted in all material respects in compliance with all applicable Environmental Laws and Environmental Orders. Except as disclosed in Schedule 3.1(gg), to the Vendor's knowledge there is no fact which would reasonably be expected to give rise to a notice by a Governmental Authority to the Company of non-compliance with any Environmental Laws or Environmental Orders;

            (ii) except as disclosed in Schedule 3.1(gg), neither the Vendor (only in respect of the portion of the Business it conducts) nor the Company has received or been served with:

                  (A)   an Environmental Order;

                  (B) a notice of non-compliance with any Environmental Laws or Environmental Orders; or

                  (C) a summons, complaint, or other legal process initiating a legal action against the Vendor or the Company relating to an alleged violation of any Environmental Law;

            (iii) except as disclosed in Schedule 3.1(gg), neither the Vendor nor the Company has caused or permitted the Release of any Hazardous Substances on or off-site from the Leased Real Property, and all Hazardous Substances disposed of, treated or stored by the Vendor in the conduct of the portion of the Business it conducts have been disposed of, treated and stored in compliance, in all material respects, with all applicable Environmental Laws;

            (iv) except as disclosed in Schedule 3.1(gg), to the Vendor's knowledge there are no Hazardous Substance(s) present on, in or under the Leased Real Property;

            (v) the Vendor and the Company have provided to the Purchaser full and complete copies of (i) all citations, notices of violation and inspection reports of Governmental Entities, (ii) site assessment reports generated by third parties or the Vendor,
                  (iii) all hazardous waste general reports to Governmental Entities, (iv) chemical lists for chemicals used an stored at the Real Property, (v) Form R-Toxic Chemical Release Inventory and (vi) Tier II reports, in each case for the previous three years to the extent any of the foregoing are in their respective possession, custody or control and relate to environmental conditions and environmental compliance of the portion of the Business conducted by the Vendor from the Leased Real Property;

            (vi) there has never been a conviction of the Company or the Vendor of an offence for non-compliance with any Environmental Law or a fine or sentence imposed on the Company or the Vendor, or settlement of any prosecution by the Company or the Vendor in respect of any Environmental Law, in each case in connection with the conduct by the Company or the Vendor of the portion of the Business conducted by the Vendor;

            (vii) neither the Vendor nor the Company has received written notice that it is a potentially responsible person under CERCLA or any applicable comparable state Environmental Law with respect to either:

                  (A) the Leased Real Property or any other place or places where the portion of the Business conducted by the Vendor is or has been conducted by the Vendor; or

                  (B) any off-site disposal, recycling or waste treatment facility to which waste or by-products of the Business have been sent; and

           (viii) neither the Vendor nor the Company has received written notice that all or any portion of the Leased Real Property or any other place or places where the portion of the Business conducted by the Vendor is or has been conducted by the Vendor is or has been the subject of investigation or other response actions under CERCLA or is listed on the United States Environmental Protection Agency's National Priorities List or on any similar ranking or listing under any comparable state Environmental Law.

            The representations and warranties in this Section 3.1(gg) are the only representations and warranties of the Vendor with respect to environmental matters including, without limitation, with respect to Environmental Laws, Hazardous Substances, Environmental Orders or Environmental Permits, and all other representations and warranties of the Vendor in this Agreement shall be interpreted in a manner consistent with such limitations.

      (hh) Product Compliance and Warranties. Except as set forth in Schedule 3.1(hh) and Schedule 3.1(u), in the last 12 months no product warranty, product defect or similar claim in an amount in excess of $100,000 has been made against the Company or the Vendor or against any of the other Power Vendors with respect to any Power Products sold by the Vendor or any of the other Power Vendors in the course of conducting the Business;

      (ii) Books and Records. The books and records of the Company accurately set out and disclose the financial position of the Company as at the date of such books and records;

      (jj) Litigation. Except as described in Schedule 3.1(jj), there are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or the Vendor or any of the other Power Vendors) pending or, to the Vendor's knowledge, threatened against or affecting the Company or the Vendor or any of the other Power Vendors (to the extent resulting from the conduct of the Business), at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board;

      (kk) Collective Agreements. Neither the Company nor the Vendor (with respect to the conduct of the portion of the Business conducted by
            it) has entered into any Contracts with any labor union or employee association. To the Vendor's knowledge, there are not any current attempts to organize or establish any labor union or employee association with respect to any Employees, nor is there any certification of any such union with regard to a bargaining unit;

      (ll)  Taxes.

            (i) Except as provided in Schedule 3.1(ll), the Company has not been required to file, and has not filed, any Tax Returns for the period from its formation to the Time of Closing;

            (ii) since the date of formation of the Company to the Time of Closing, there shall not have been due and payable by the Company to any Governmental Entity any payment, instalment or remittance of Taxes;

            (iii) there are no outstanding waivers or agreements to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company;

            (iv) neither the Company nor the Vendor has received any written notice that any claim has been made by a foreign Governmental Entity that the Company is subject to taxation by that jurisdiction;

            (v) the Company is not a party to or member of any joint venture, partnership, limited liability company, or other arrangement or contract which could be treated as a partnership for Tax purposes;

            (vi) there are no liens for Taxes on the assets used by the Vendor in connection with its conduct of the portion of the Business conducted by it, other than liens for personal property Taxes not yet due and payable;

            (vii) the Company is not a party to any Tax sharing agreement or similar arrangement;

           (viii) except as provided in Schedule 3.1(ll), the Company is and has been a disregarded entity for federal Tax purposes within the meaning of Treasury Regulation Section 301.7701-2(c) 2(i), and for all applicable state and local Tax purposes, from the date of its formation through and including the Time of Closing; and

            (ix) no portion of the Purchase Price, and none of the liabilities of the Company, if satisfied, would constitute "parachute payments" within the meaning of Section 280G of the Code;

      (mm) Customers and Suppliers. Except as set out in Schedule 3.1(mm), neither the Company nor the Vendor has received written notice from any current customer or supplier of the Business, threatening to cancel or otherwise terminate such customer's or supplier's relationship with the Company or the Vendor (with respect to the Vendor's conduct of the Business), nor does the Vendor have knowledge of any such threat;

      (nn) Absence of Certain Business Practices. Neither the Company nor the Vendor in the conduct of the Business has, directly or indirectly, within the past five years given or agreed to give any material contribution, gift or similar benefit to or for the private use of or at the direction of any customer, client, supplier, governmental employee or other Person who is or would be in a position to help or hinder the Business (or assist the Company or the Vendor, as the case may be, with any actual or proposed transaction relating to the Business) which would subject the Company to any damage or penalty under any applicable Law;

      (oo) Dividends. The Company has never, directly or indirectly, declared or paid any distributions on its interests and the Company has not directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding interests of any class or agreed to do so; and

      (pp) Full Disclosure. None of the foregoing representations and statements of fact contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading.

      Between the date of this Agreement and the Closing Date, the Purchaser shall promptly notify the Vendor in writing if it becomes aware (a) that any representation or warranty of the Vendor is incorrect or inaccurate, or (b) of the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to result in any representation or warranty of the Vendor being incorrect or inaccurate had such representation or warranty been made as of the time of the occurrence of, or the Purchaser's discovery of, such fact or condition. No knowledge of the Purchaser shall, however, be implied solely as a result of the due diligence investigations undertaken by or on behalf of the Purchaser or its Affiliates prior to Closing.

3.2         Survival of Representations and Warranties of the Vendor.

            The representations and warranties of the Vendor contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby until March 31, 2006 unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period, except that:

      (a) the representations and warranties set out in Section 3.1(ll) shall survive for a period of ninety days after the expiration of applicable statutes of limitation (after giving effect to any extensions or waivers) unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim and, notwithstanding such closing nor any investigation made by or on behalf of the

Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period;

      (b) the representations and warranties set out in Section 3.1(gg) shall survive and continue in full force and effect for a period of five years following the Closing Date unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period;

      (c) the representations and warranties set out in Sections 3.1(a), 3.1(b) and 3.1(c), the first sentence of Sections 3.1(f) and 3.1(g), and Section 3.1(k)(i) (and the corresponding representations and warranties set out in the certificates delivered on behalf of the Vendor pursuant to Section 6.1(a)) shall survive and continue in full force and effect without limitation of time; and

      (d) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1         Representations and Warranties.

            The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Interests:

      (a) Existence and Capacity. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and it has the corporate power to enter into this Agreement and perform its obligations hereunder;

      (b) Financial Ability. The Purchaser has the financial means to satisfy its obligation under Section 2.2 to pay the Purchase Price to the Vendor, and the performance of such obligation is not subject to any requirement for the Purchaser or its Affiliates to provide any notice, obtain any consent or approval or meet any financial or other test;

      (c) Authorization. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

      (d) No Violation. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transaction of the purchase and sale of the Purchased Interests provided for herein do not result in the violation by the Purchaser of, or constitute a default under or conflict with: (i) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or (iii) any law, statute, ordinance, regulation or rule applicable to the Purchaser, except where such violation, default or conflict would not prevent or prohibit consummation by the Purchaser of the transactions provided for herein; and

      (e) Consents and Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Purchaser of the transaction of purchase and sale of the Purchased Interests contemplated by this Agreement.

4.2         Survival of Representations and Warranties of the Purchaser.

            The representations and warranties of the Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby for a period of one year after the Closing Date unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor during such period, except that:

      (a) the representations and warranties set out in Sections 4.1(a) and 4.1(c) (and the corresponding representations and warranties set out in the certificates delivered on behalf of the Purchaser pursuant to
            Section 6.2(b) shall survive and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                                    ARTICLE 5
                                    COVENANTS

5.1         Access to the Company.

            From the date hereof until the Time of Closing, the Vendor shall make available to the Purchaser and its authorized representatives all title documents, Contracts, financial statements, minute books, share certificate books, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data of the Company and the Vendor with respect to its portion of the Business. The Vendor shall cause the Company to afford the Purchaser and its authorized representatives reasonable access during normal business hours to the Business and the senior management of the Company and the property, assets, records and documents of the Company and the Vendor with respect to its portion of the Business, which access will not include any right to conduct any invasive investigation or to disrupt the Business and shall be conducted in accordance with any reasonable requirements of the Vendor and the Company.

5.2         Delivery of Books and Records.

            At the Time of Closing the Vendor shall deliver to the Purchaser all of the books and records of the Company. Following the Time of Closing, the Vendor shall permit the Purchaser to have access (including without limitation by electronic means) to the books and records of the Vendor relating to the Business. Each of the Purchaser and the Vendor agrees that it will preserve the books and records so delivered to it (or retained by it, as the case may be) for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the other or its authorized representatives reasonable access thereto in connection with the affairs of the other relating to its matters. If, at any time during the three-month period prior to the expiration of the applicable period referred to in the preceding sentence, the Purchaser or Vendor, as the case may be, (in either case, the "notifying party") provides written notice to the other that the notifying party wishes to make a copy of or repossess all or part of the books and records, or the notifying party, at any time and from time to time, provides written notice to the other that the notifying party wishes to make a copy of all or part of such books and records, the other party will provide the notifying party with an opportunity to make such copies of such books and records within a reasonable period of time or repossess such books and records within 30 days following the expiration of the applicable period referred to in the preceding sentence, as the case may be.

5.3         Conduct Prior to Closing.

            Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing:

      (a) Conduct Business in the Ordinary Course. The Vendor shall use reasonable commercial efforts to conduct the portion of the Business conducted by it in the ordinary and normal course of business consistent with past practice (other than changes to the conduct of business arising out of the implementation of the PIP), and to prevent the Company, without the prior written consent of the Purchaser, from entering into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein. Without limiting the generality of the foregoing, and except in connection with the implementation of the PIP, the Vendor shall not make any material changes to the terms of employment of any of the Employees or grant salary increases other than in the ordinary course, consistent with past practices in the Business, or to terminate any of the Employees' employment other than for just cause, in each case unless requested by the Purchaser in writing to do so;

      (b) Continue Insurance. The Vendor shall use reasonable commercial efforts to continue to maintain in full force and effect all policies of insurance or renewals thereof related to its conduct of the Business now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

      (c) Regulatory Consents. The Vendor shall use reasonable commercial efforts to obtain, at or prior to the Time of Closing, from all appropriate federal, provincial, state, municipal or other governmental or regulatory bodies, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 3.1(s);

      (d) Contractual Consents. The Vendor shall use reasonable commercial efforts to give or obtain the notices, consents and approvals described in Schedule 5.3(d);

      (e) Preserve Goodwill. The Vendor shall use reasonable commercial efforts (i) to preserve intact the portion of the Business it conducts and its property, assets, operations and affairs relating to such portion of the Business and to cause the portion of the Business conducted by it to be carried on as currently conducted, and (ii) to preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the portion of the Business that the Vendor conducts; and

      (f) Corporate Action. The Vendor shall use reasonable commercial efforts to take and cause the Company to take all necessary corporate action, steps and proceedings to complete the transfer of the Purchased Interests to the Purchaser and to cause all necessary meetings of directors and shareholders of the Vendor and the Company to be held for such purpose.

5.4         Delivery of Documents.

            Upon Closing, the Vendor shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Interests to the Purchaser with a good and marketable title, free and clear of all Encumbrances.

5.5         Employee Plans.

            Subject to the completion of the purchase and sale of the Purchased Interests pursuant to this Agreement, effective as of the Effective Time, the Employees shall cease participation in the Employee Plans. The Purchaser agrees that it will, or will cause the Company to, establish plans for the Employees in respect of their employment by the Company from and after the Effective Time.

5.6         Use of Name.

            The Purchaser agrees that it shall as soon as practicable after the Time of Closing and in any event no later than March 22, 2005, cause the Company to cease any use of the name "Celestica" or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries) in the style or manner in which it represents itself or conducts its business, including without limitation in the labelling or packaging of products and goods sold by the Company, and on its letterhead, invoices and other stationery; provided that the Purchaser shall, or shall cause the Company to, notify the Company's component vendors within 45 days of the Closing Date to cease branding product components with the "Celestica" name, or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries).

5.7         Tax Matters.

      (a) The Purchaser shall cause to be prepared and filed on a timely basis, all Tax Returns of the Company for periods ending after the Closing Date. The Vendor and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of the Company for a period ending on, prior to, or including the Closing Date and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable Law with respect to Taxes.

      (b) From the date hereof, the Vendor will not and, until the Time of Closing, the Company shall not make any election in respect of Taxes that could reasonably be expected to affect the Purchaser's or the Company's liability for Taxes for any period commencing after the Effective Time without the consent of the Purchaser.

      (c)   (i)   Subject to Section 5.7(c)(ii), any documentary, sales, use, stamp or other similar Taxes and recording and filing fees
                  (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne and paid by the Purchaser.

            (ii) Notwithstanding Section 5.7(c)(i), any GST (together with penalties and interest thereon, if any) arising as a consequence of the transfer to the Company of those "Transferred Assets" (as defined in the U.S. Drop-

                  Down Agreement) physically located in Canada, in respect of which the Company is to timely deliver to Celestica International Inc. the "drop-shipment certificate" under subsection 179(2) of the ETA, as contemplated in Section 2.5 of the U.S. Drop-Down Agreement, shall be borne and paid as to 50% by the Vendor and 50% by the Purchaser.

      (d) The Vendor, the Company and the Purchaser agree that neither of them will comply with the provisions of any so-called bulk transfer or bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

      (e) All amounts paid pursuant to this Agreement by one party to another party (other than interest payments, if any) shall be treated by such parties for tax purposes as an adjustment to the Purchase Price to the extent permitted by law.

      (f) Neither the Vendor nor the Purchaser shall file any Tax Return or take any position with any Governmental Entity that is inconsistent with the allocation of the Purchase Price (and such other amounts as may be required for Tax purposes) set forth in Schedule 2.3 (as such allocation may be adjusted pursuant to the Purchase Price Adjustment Agreement) or that treats the transaction contemplated by this Agreement in a manner inconsistent with the terms of this Agreement unless otherwise required by a Final Determination; provided, however, that such Final Determination shall not in any manner bind the other party. The Vendor and the Purchaser agree to cooperate with the other in preparing Form 8594 for filing by each and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date.

      (g) The Purchaser and the Vendor agree to use the standard procedure set forth in Revenue Procedure 96-60, as revised and superseded by Revenue Procedure 2004-53, with respect to wage reporting.

      (h) The Vendor and the Purchaser agree, and agree to cause their respective Affiliates, to treat the Purchaser's purchase of the Purchased Interests as a taxable purchase and sale of assets for federal and applicable state and local Tax purposes and agree, and agree to cause their respective Affiliates, to take no position inconsistent with such treatment on any Tax Return, in any proceeding with any Governmental Entity or otherwise unless otherwise required by a Final Determination; provided, however, that such Final Determination shall not in any manner bind the other party.

      (i) The Vendor shall deliver to the Purchaser a non-foreign affidavit dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Vendor is not a "foreign person" as defined in Section 1445 of the Code.

      (j) All real property taxes, personal property taxes and similar obligations levied with respect to the assets of the Company for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations"), excluding any Taxes covered by Section 5.7(c) of this Agreement, shall be apportioned between the Vendor and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the taxable period ending on and including the Closing Date (the "Pre-Closing Tax Period") and the number of days of such taxable period included in the taxable period beginning the day after the Closing Date (the "Post-Closing Tax Period"). The Vendor shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing Date, the Vendor and the Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, the Vendor shall notify the Purchaser upon receipt of any bill for real or personal property Taxes relating to the assets contributed to the Company under the U.S. Drop-Down Agreement, part or all of which is attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Purchaser who shall pay the same to the appropriate Governmental Entity, provided that if such bill covers the Pre-Closing Tax Period, the Vendor shall also remit prior to the due date of assessment to the Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either the Vendor or the Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

      (k) Vendor and the Company shall use reasonable commercial efforts to obtain and furnish to Purchaser applicable Tax clearance certificates, good standing certificates and other Tax lien waiver certificates as may be required by law.

5.8         Product Warranty Claims.

            After the Closing Date the Vendor shall continue to be responsible for all Claims made by customers of the Business under the product warranties provided by the Vendor in respect of products sold by the Vendor in the conduct of the Business prior to the Effective Time (but not in respect of any products sold or delivered by the Company after the Effective Time), in each case accordance with such product warranties.

5.9         Shanghai Employees.

            Between the date hereof and the Closing Date, the Vendor shall assist Datel Electronic Technology (Shanghai) Co., Ltd. in its efforts to employ the employees of the Business in Shanghai, provided that it shall not be required to incur any cost or expense in using such efforts.

5.10        Leave Employees.

            The Purchaser shall cause the Company to offer employment to Leave Employees who present themselves for work with the Company within six months of the Closing Date (the "Leave Expiry Date"), or for Leave Employees on statutory leave, within such later period as is prescribed by law, on the same terms and conditions of employment as are applicable to the Employees who are employed by the Company (or its successors) at the time of the Leave Employees' respective return to work, which employment, if accepted, shall be effective upon their respective return to work (any such Leave Employee who accepts such offer of employment being herein referred to as a "Transferred Employee"). Until the earliest to occur of (i) the date on which a Leave Employee becomes a Transferred Employee and (ii) the Leave Expiry Date, a Leave Employee shall remain employed by the Vendor and shall continue to receive benefits under the Vendor's Plans.

5.11        Insurance.

            The Vendor shall, from time to time, upon receipt of the written direction of the Purchaser, make claims under the Vendor's policies of insurance with respect to product liability claims asserted against the Company in respect of the manufacture of Power Products by the Vendor prior to the Closing Date, and, without duplication of any payments made by or on behalf of the Vendor (or any successors) arising out of a claim for indemnity under Section 8.1(e), upon receipt by the Vendor of proceeds paid by the insurer under such policies of insurance, shall pay such proceeds to the Company. Any direction delivered by the Purchaser pursuant to this Section 5.11 shall set out in reasonable detail the nature of the claim asserted against the Company.

5.12        Survival of Covenants.

            All of the covenants of any of the parties contained in this Agreement (with the exception of those that, by their terms, are to be fulfilled on or before Closing) shall survive the Closing indefinitely.

                                    ARTICLE 6
                              CONDITIONS OF CLOSING

6.1         Conditions of Closing in Favor of the Purchaser.

            The sale and purchase of the Purchased Interests is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Representations and Warranties. The representations and warranties of the Vendor contained in Article 3 of this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor or the Company at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of each of the Vendor and the Company dated the Closing Date to that effect shall have been delivered to the Purchaser;

      (c) Regulatory Consents. There shall have been obtained, from all appropriate federal, state, provincial, municipal or other governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Interests contemplated hereby including, without limitation, those described in Schedule 3.1(s);

      (d) Contractual Consents. The Vendor shall have given the notices, and obtained the consents and approvals required under the Lease dated March 12, 1985, between Koll/Intereal Portland and OECO Corporation as amended by the First Amended and Restated Sublease dated April 1, 1996, between OECO Corporation and VXI Electronics, Inc. and by the first amendment to the First Amended and Restated Sublease dated April 30, 1999, between OECO Corporation and VXI Electronics, Inc. and by the second amendment to the First Amended and Restated Sublease dated June 1, 1999, between OECO and VXI Electronics, Inc. in form and substance satisfactory to the Purchaser, acting reasonably;

      (e) Opinion of Counsel to the Vendor. The Purchaser shall have received an opinion dated the Closing Date from counsel for the Vendor in such form and as to such matters as the Purchaser or its counsel may reasonably request, provided that, insofar as the opinions expressed in such opinion are based on matters of fact, such opinions may be based upon certificates of the Vendor, public officials and officers of the Vendor or the Company and, as to matters involving the laws of jurisdictions in which such counsel is not qualified to practice, on opinions of recognized local counsel in such jurisdictions;

      (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Interests contemplated hereby;

      (g) Resignation of Directors and Officers. Such directors and officers of the Company as the Purchaser may designate by notice in writing given to the Vendor at least three Business Days prior to the Closing Date shall have resigned in favor of nominees of the Purchaser effective as of the Time of Closing;

      (h)   Non-Competition and Non-Solicitation Agreements.

            (i) The Vendor, Celestica Parent and Celestica International Inc. shall have entered into a non-competition and non-solicitation agreement with the Purchaser, C&D Power Systems (Canada) ULC, Dynamo Power Systems (Canada) ULC and the Company in the form attached as Schedule 6.1(h)(i) hereto;

            (ii) each of Dan Enzone, Bill Hart, Ed Heacox and Qun Lu shall have executed and delivered a non-competition and non-solicitation agreement substantially in one of the forms attached as
                  Schedule 6.1(h)(ii) hereto;

      (i) Canadian, Asian and Shanghai Purchase Agreements. The transactions contemplated by the Canadian Purchase Agreement, the Asian Purchase Agreement and the Shanghai Purchase Agreement shall have been completed concurrently with the closing of the transactions contemplated hereby;

      (j) Agreement to Manufacture. Celestica Hong Kong Limited shall have entered into an agreement to manufacture with Dynamo Power System
            (USA) LLC and the Purchaser in the form attached as Schedule 6.1(j) hereto;

      (k) Transition Services Agreement. The Vendor shall have entered into a transition services agreement with the Company and Dynamo Power Systems (Canada) ULC in the form attached as Schedule 6.1(k) hereto;

      (l) Employee Services Agreements. The Vendor and Celestica Parent shall have entered into an Employee Services Agreement with the Company and the Purchaser, and Celestica International Inc. and Celestica Parent shall have entered into an Employee Services Agreement with Dynamo Power Systems (Canada) ULC and the Purchaser in the forms attached as Schedules 6.1(l)(i) and 6.1(l)(ii), respectively;

      (m) Shanghai Occupancy Agreement. Omni Electronics (Shanghai) Co. Ltd. shall have entered into an occupancy agreement with Datel Electronic Technology (Shanghai) Co., Ltd. in the form attached as Schedule 6.1(m) hereto; and

      (n)   Drop-Downs. The Drop-Downs shall have occurred on the Closing Date.

            If any of the conditions contained in this Section 6.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in Section 9.1 shall be terminated. If the Purchaser or any of its representatives or agents is aware, on or prior to the Closing, that a representation or warranty of the Vendor is incorrect or inaccurate or a covenant or obligation of the Vendor to be performed on or prior to the Time of Closing is breached or not performed and the Purchaser proceeds with the Closing, the Purchaser shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance.

6.2         Conditions of Closing in Favor of the Vendor.

            The purchase and sale of the Purchased Interests is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Payment of Purchase Price. The Purchaser shall have paid the Purchase Price to the Vendor in accordance with the provisions of
            Section 2.2;

      (b) Representations and Warranties. The representations and warranties of the Purchaser contained in Article 4 of this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendor;

      (c) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendor;

      (d) Regulatory Consents. There shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required by law to be obtained by the Purchaser to permit the change of ownership of the Purchased Interests contemplated hereby including those described in Schedule 3.1(s), in each case in form and substance satisfactory to the Vendor, acting reasonably;

      (e) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Interests contemplated hereby;

      (f) Agreement to Manufacture. The Company shall have entered into an agreement to manufacture with Celestica Hong Kong Limited in the form attached as Schedule 6.1(j) hereto;

      (g) Canadian, Asian and Shanghai Purchase Agreements. The transactions contemplated by the Canadian Purchase Agreement, the Asian Purchase

            Agreement and the Shanghai Purchase Agreement shall have been completed concurrently with the closing of the transactions contemplated hereby;

      (h) Non-Competition and Non-Solicitation Agreement. The Purchaser, C&D Power Systems (Canada) ULC, Dynamo Power Systems (Canada) ULC and the Company shall have entered into a non-competition and non-solicitation agreement with the Vendor, Celestica Parent and Celestica International Inc. in the form attached as Schedule 6.1(h)(i) hereto;

      (i) Shanghai Occupancy Agreement. Datel Electronic Technology (Shanghai) Co., Ltd. shall have entered into an occupancy agreement with Omni Electronics (Shanghai) Co. Ltd., in the form attached as Schedule 6.1(m) hereto; and

      (j) Suzhou Payments. Concurrently with the closing of the transactions contemplated hereby, Dynamo Acquisition Corp. shall have paid all amounts due and payable by it on the Closing Date pursuant to the Suzhou Purchase Agreement.

            If any of the conditions contained in this Section 6.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in Article 9 shall be terminated. If the Vendor or any of its representatives or agents are aware, on or prior to the Closing, that a representation or warranty of the Purchaser is incorrect or inaccurate or a covenant or obligation of the Purchaser to be performed on or prior to the Time of Closing is breached or not performed and the Vendor proceed with the Closing, the Vendor shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance.

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

7.1         Place of Closing.

            The Closing shall take place at the Time of Closing at the offices of Davies Ward Phillips & Vineberg LLP, Suite 4400, 1 First Canadian Place, Toronto, Ontario M5X 1B1.

7.2         Transfer.

            At the Time of Closing, upon fulfilment of all the conditions set out in Article 6 which have not been waived in writing by the Purchaser or the Vendor, as appropriate, the Vendor shall deliver to the Purchaser certificates respecting all the Purchased Interests duly endorsed in blank for transfer and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser, or its nominee(s), subject to all other terms and conditions hereof being complied with, and the Purchase Price shall be paid and satisfied in the manner provided in Section 2.2.

7.3         Further Assurances.

            Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1         Indemnification by the Vendor.

            Subject to the limitations contained in Section 8.9, and without duplication of any indemnities granted under Section 8.2 or by Celestica International Inc. under the Canadian Purchase Agreement, by Celestica Electronics (Shanghai) Co. Ltd. under the Shanghai Purchase Agreement, by Celestica Suzhou Technology Ltd. under the Suzhou Purchase Agreement, or by the Vendor, Celestica International Inc. or Celestica (Thailand) Limited, under the Asian Purchase Agreement, the Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates (including, without limitation, the Company (as long as it remains an Affiliate of the Purchaser) from and after the Closing) as a result of:

      (a) any breach by the Vendor of any representation or warranty of the Vendor contained in Article 3 of this Agreement or in any agreement, certificate or other document delivered by the Vendor pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach of any such representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 8.4 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 3.2);

      (b) any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by the Vendor pursuant hereto;

      (c) any non-compliance with Environmental Laws as a result of the conduct of the portion of the Business conducted by the Vendor at the Leased Real Property or at any other place or places where the portion of the Business conducted by the Vendor has been conducted by it on or prior to the Closing Date (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser under this Section 8.1(c) unless the Purchaser shall have provided notice to the Vendor in accordance with Section 8.4 on or prior to the fifth anniversary of the

            Closing Date or, to the extent that the claim under this Section 8.1(c) relates to liability under CERCLA, on or prior to the date which is seven years and six months from the Closing Date);

      (d) the Release of any Hazardous Substances (i) on or before the date of Closing on or off-site from the Leased Real Property, or (ii) from any other locations (including any place or places where the portion of the Business conducted by the Vendor was formerly conducted by
            it) where the Vendor (in relation to the portion of the Business it conducts only), the Company, a transporter for the Vendor (in relation to the portion of the Business it conducts only) or the Company, or any other Person for whose conduct the Vendor (in relation to the portion of the Business it conducts only) or the Company is responsible, has caused or permitted Hazardous Substances to come to be located, whether as a result of the Vendor (in relation to the portion of the Business it conducts only) or the Company arranging for the disposal or treatment of such Hazardous Substances, or otherwise (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser under this
            Section 8.1(d) unless the Purchaser shall have provided notice to the Vendor in accordance with Section 8.4 on or prior to the fifth anniversary of the Closing Date or, to the extent that the claim under this Section 8.1(d) relates to liability under CERCLA, on or prior to the date which is seven years and six months from the Closing Date);

      (e) claims relating to the design, manufacture or sale of products by the Vendor or its Affiliates in conducting the Business prior to the Effective Time;

      (f) any Excluded Liabilities (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser under this
            Section 8.1(f) unless the Purchaser shall have provided notice to the Vendor in accordance with Section 8.4 on or prior to March 31,
            2006); and

      (g) claims by any of the Employees or Leave Employees relating to entitlement to retiree medical benefits under the Celestica Employee Welfare Benefits Plan maintained by the Vendor.

8.2         Tax Indemnification.

            Without duplication of any indemnities granted by the Vendor under
Section 8.1, otherwise granted under this Section 8.2 or granted by Celestica International Inc. under the Canadian Purchase Agreement, by Celestica Electronics (Shanghai) Co. Ltd. under the Shanghai Purchase Agreement, by Celestica Suzhou Technology Ltd. under the Suzhou Purchase Agreement or by the Vendor, Celestica International Inc. or Celestica (Thailand) Limited under the Asian Purchase Agreement, the Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates (including, without limitation, the Company (as long as it remains an Affiliate of the Purchaser) from and after the Closing) that are attributable to:

      (a) any Taxes of the Company (including, for greater certainty, any withholding or similar Taxes which the Company is required to pay or remit on behalf of another Person) arising or accruing in respect of any period (or partial period) ending on or before the Time of Closing other than Taxes arising in the ordinary course of the conduct of the Business from the time at which the US Drop Down occurs to the Time of Closing;

      (b) any withholding or similar Taxes imposed on the Purchaser, the Company or any of their respective Affiliates, that are attributable to the Purchaser's acquisition of the Purchased Interests and the execution of the non-competition agreement referred to in Section 6.1(h)(i);

      (c) any Tax liability other than an Assumed Liability of any member of the Celestica Group which may be imposed on the Purchaser or the Company or any of their respective Affiliates, as a transferee or successor, by contract, or otherwise (including any Tax liability in respect of which any member of the Celestica Group became liable at any time up to and including the Time of Closing as transferee or successor, by contract or otherwise);

      (d) any Taxes attributable to any non-compliance by the Vendor or Purchaser contemplated by Section 5.7(d) or the failure to obtain any certificates or other documents referred to in Section 5.7(k); and

      (e) any breach of any representation set out in Section 3.1(ll) or any covenant of the Vendor or the Company with respect to Taxes set forth in Section 5.7 or Section 9.6.

8.3         Indemnification by the Purchaser.

            The Purchaser agrees to indemnify and save harmless the Vendor from and against all Losses suffered or incurred by the Vendor or any of its Affiliates as a result of:

      (a) any breach by the Purchaser of any representation or warranty of the Purchaser contained in Article 4 of this Agreement or of any agreement, certificate or other document delivered by the Purchaser pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach of any such representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 8.4 within the applicable survival period in respect of such representation and warranty, as set forth in Section 4.2);

      (b) any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by the Purchaser pursuant hereto;

      (c) the operation of the Business after the Effective Time, including, without limitation, (i) all claims relating to the design, manufacture or sale of products by the Company or its Affiliates after the Effective Time; and (ii) all environmental liabilities which are attributable to the period after the Effective Time;

      (d) any claim by a Leave Employee for severance or termination pay and other related payments with respect to a Leave Employee who does not accept the Purchaser's offer of employment when made in accordance with Section 5.10 hereof on the grounds that the terms and conditions of the employment offered were not equivalent to the terms and conditions of employment for such Leave Employee on the day immediately preceding the Closing Date; and

      (e) the use by the Company of the name "Celestica" or any logo, trade-mark or derivative thereof after the Effective Time.

8.4         Notice of Claim.

            In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

            If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

8.5         Direct Claims.

            With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

8.6         Third Party Claims.

            With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.7         Settlement of Third Party Claims.

            If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

8.8         Co-operation.

            The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.9         Monetary Limit on Indemnification.

      (a) No Claim shall be made by any Indemnified Party in respect of Losses suffered or incurred by it pursuant to:

            (i) Section 8.1(a) (other than arising from a breach or inaccuracy of any of the representations and warranties contained in Sections 3.1(d), 3.1(k)(i), 3.1(gg) or 3.1(ll);

            (ii) Section 8.1(b) (other than in respect of a failure by the Vendor to comply with any of its covenants contained in
                  Section 5.8, or to sell the Purchased Interests to the Purchaser as provided herein except where permitted to do so in this Agreement);

            (iii) Section 8.1(f);

            (iv)  Section 8.3(a); or

            (v) Section 8.3(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Interests from the Vendor as provided herein except where permitted to do so in this Agreement), until the aggregate of all Losses suffered or incurred by such Indemnified Party in respect of all matters which could be the subject of Claims under the foregoing Sections and by indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements, exceeds $500,000, in which case the Indemnifying Party's liability to indemnify the Indemnified Party shall commence from the first dollar of Losses in excess of $250,000 (except for a Claim made by an Indemnified Party in respect of Losses suffered or incurred by it pursuant to Section 8.1(f), in which case the Indemnifying Party's liability to indemnify the Indemnified Party shall commence from the first dollar of Losses).

      (b) An Indemnifying Party shall have no liability to indemnify an Indemnified Party for any Losses pursuant to:

            (i) Section 8.1(a) (other than arising from a breach or inaccuracy of any of the representations and warranties contained in Sections 3.1(d), 3.1(k)(i) or 3.1(ll);

            (ii) Section 8.1(b) (other than in respect of a failure by the Vendor to comply with any of its covenants contained in
                  Section 5.8, or to sell the Purchased Interests to the Purchaser as provided herein except where permitted to do so in this Agreement);

            (iii) Section 8.1(c);

            (iv)  Section 8.1(d);

            (v)   Section 8.1(e);

            (vi)  Section 8.1(f);

            (vii) Section 8.3(a); or

           (viii) Section 8.3(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Interests from the Vendor as provided herein except where permitted to do so in this Agreement), after the aggregate of all successful Claims for Losses made by such Indemnified Party under the foregoing Sections and by it and the indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements exceeds $10,000,000.

8.10        Exclusivity.

            The provisions of this Article 8 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 8.

                                    ARTICLE 9
                                     GENERAL

9.1         Confidentiality of Information.

            In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Company or the Business discovered by the Purchaser or its representatives as a result of the Vendor or the Company making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

9.2         Notices.

      (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) delivered in person, (ii) transmitted by facsimile or similar means of recorded electronic communication with receipt confirmed, or (iii) sent by registered mail or courier, charges prepaid, addressed as follows:

            (i)   if to the Vendor:

                  Celestica Corporation
                  c/o Celestica Inc.
                  1150 Eglinton Avenue East
                  Toronto, ON M3C 1H7
                  Attention: Senior Vice-President and Chief Legal Officer Facsimile No.: 416.448.2817
                  and a copy to:

                  Attention: Senior Vice-President, Corporate Development Facsimile No.: 416.448.5444

            (ii)  if to the Purchaser:

                  C&D Technologies, Inc.
                  1400 Union Meeting Road
                  Blue Bell, PA  19422
                  Attention:  Vice-President, General Counsel
                  Facsimile No.:  215-619-7816

                  with a copy to:

                  Attention: Vice-President, Corporate Development Facsimile No.: 214-619-7875

      (b) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 9.2.

9.3         Commissions, etc.

            The Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Vendor to act or have acted for or on behalf of the Vendor or any of its Affiliates in connection with the transactions contemplated hereby, and the Purchaser agrees to indemnify and save harmless the Vendor from and against all Losses suffered or incurred by the Vendor in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Purchaser to act or have acted for the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

9.4         Consultation and Public Announcements.

            The Purchaser shall consult with the Vendor, and the Vendor shall consult with the Purchaser, before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the Purchaser or the Vendor, as the case may be.

9.5         Disclosure.

            Prior to any public announcement of the transaction contemplated hereby pursuant to Section 9.4, no party shall disclose this Agreement or any aspect of such transaction except to its board of directors and, in the case of the Vendor, to the board of directors of its parent corporation, Celestica Inc., or any committee thereof, and on a "need to know" basis (i) to its senior management, (ii) to its legal, accounting, financial or other professional advisors who are assisting it in connection with the transaction, and (iii) as may otherwise be required by any applicable law or any regulatory authority having jurisdiction or any stock exchange on which the shares of such party or of an Affiliate of such party are listed.

9.6         Celestica Parent Guarantee.

      (a) Celestica Parent hereby irrevocably and unconditionally guarantees to the Purchaser, jointly and severally with the Vendor, the performance by the Vendor of its obligations under this Agreement, including, without limitation, the indemnification obligations of the Vendor contained in Article 8. The Purchaser shall not be required to give any notice to, or make any demand on, the Vendor or to proceed against the Vendor's assets prior to requiring the performance by Celestica Parent of the obligations guaranteed under this Section
9.6. Celestica Parent agrees that its obligations under this Section 9.6 will not be discharged except by complete performance of all obligations of the Vendor set forth in this Agreement.

      (b) Celestica Parent hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Purchaser may have against Celestica Parent by virtue hereof, that upon the failure of the Vendor to pay or perform any of its obligations when and as the same shall become due hereunder, Celestica Parent will, upon demand, pay, perform or cause to be paid or performed all obligations then due as aforesaid.

9.7         Counterparts.

            This Agreement may be executed by facsimile transmission and in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                             CELESTICA CORPORATION


                                             by  /s/ Rahul Suri
                                                --------------------------------
                                                Name:  Rahul Suri
                                                Title: Authorized Signatory


                                             C&D TECHNOLOGIES, INC.


                                             by  /s/ Stephen E. Markert, Jr.
                                                --------------------------------
                                                Name:  Stephen E. Markert, Jr.
                                                Title: Vice President and CFO


                                             CELESTICA INC.


                                             by  /s/ Rahul Suri
                                                --------------------------------
                                                Name:  Rahul Suri
                                                Title: Senior Vice-President
                                                       Corporate Development